Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. RESULTS FOR THE PERIODS ENDED SEPTEMBER 30, 2024

LITTLE ELM, TEXAS, November 14, 2024 — Retractable Technologies, Inc. (NYSE American: RVP) reports total net sales of $10.3 million for the third quarter of 2024 and an operating loss of $5.1 million for the period, as compared to total net sales for the same period last year of $10.3 million and an operating loss of $936 thousand. For the first nine months of the year, net sales were $24.0 million and operating losses were $13.9 million as compared to 2023 net revenues of $29.3 million and operating losses of $8.7 million. The decline in gross profit in the third quarter of 2024 was primarily due to a decrease in the average selling price, a drop in international sales, and rising production costs. The decline in international sales had a material impact on lower net revenues in the nine-month period ended September 30, 2024.

In September 2024, a new 100% tariff on syringes and needles imported from China became effective. No tariffs were incurred during the periods ended September 30, 2024. However, to date, the Company has incurred $568 thousand in tariff expenses and, due to existing orders from the Company’s Chinese manufacturers, the Company expects to incur a total of approximately $1.5 million in tariff expenses through February 2025. The Company is working to lessen the financial impact of the tariffs, including shifting a larger portion of manufacturing of 1mL, 3mL, and EasyPoint® needles to its domestic manufacturing facility, but while these actions would decrease tariff expenses, they would lead to an increase in compensation expense as it hires additional manufacturing personnel. Certain products must be purchased from third party suppliers as the Company does not currently have the machinery to manufacture its entire product line in its U.S. facility. When equipment was added to the U.S. facility pursuant to the Technology Investment Agreement (“TIA”), it was strictly for product lines typically used in the administration of vaccines, as required by the TIA.

The Company has sued the United States Trade Representative and other defendants involved in the issuance of the recent tariff adjustment seeking an injunction and, ultimately, a decision that the tariffs be set aside, as well as certain costs, fees, and other relief. Some of the requests for injunctions were denied and therefore the Company is currently subject to the tariffs during the pendency of the case.

A material portion of the net losses of $15.7 million for the nine months ended September 30, 2024 is comprised of the approximately $8.4 million change in valuation allowance on the deferred tax asset which occurred in the second quarter of 2024. Based on current information, it is more likely than not that the Company will not be in a position to use loss carryforwards against future taxable net income based on a variety of factors and accounting guidelines. The implementation of tariffs on imported syringes from China was one of the factors considered in this determination.

Retractable reports the following results of operations for the three and nine months ended September 30, 2024 and 2023, respectively. Further details concerning the results of operations, as well as other matters, are available in Retractable’s Form 10-Q filed on November 14, 2024 with the U.S Securities and Exchange Commission.

Comparison of Three Months Ended September 30, 2024 and September 30, 2023

Domestic sales accounted for 93.1% and 90.9% of the revenues for the three months ended September 30, 2024 and 2023, respectively. Domestic revenues were essentially flat while domestic unit sales increased 29.6%. Domestic unit sales were 92.4% of total unit sales for the three months ended September 30, 2024. The increase in unit sales not contributing to domestic revenues was primarily driven by a decrease in the average selling price, largely due to higher sales of EasyPoint® needles, which typically have a lower average selling price. International revenues decreased approximately 23.8%. The decrease in international revenues is primarily due to the timing of international shipments. Overall unit sales increased 22%. There is uncertainty as to the timing of future international orders.

Cost of manufactured product increased 81.6% principally due to a rise in the volume of units sold, higher period costs associated with increased sales, and additional period costs related to increased domestic production activities. Royalty expense increased 11.4% primarily due to the increase in gross sales and royalties received from sublicenses.

The gross profit margin decreased from 41.8% to (0.1%) for the three months ended September 30, 2024. This decline was primarily driven by a decrease in the average selling price, a drop in international sales, and rising production costs. Despite the increase in unit sales, these factors contributed to the overall reduction in gross profit.

Operating expenses were essentially flat, with a slight decrease of 2.6% compared to the three months ended September 30, 2023.

The loss from operations was $5.1 million compared to a loss of $936 thousand for the same period last year. The increased loss was due to lower gross profit for the current period.

The unrealized gain on debt and equity securities was $1.5 million due to the increased market values of those securities.

The benefit for income taxes was $31 thousand for the third quarter of 2024 as compared to a benefit for income taxes of $1.2 million in the third quarter of 2023. This change is primarily due to the increase in valuation allowance on the deferred tax asset in the second quarter of 2024.

Tariffs are expected to materially increase costs in future periods.

Comparison of Nine Months Ended September 30, 2024 and September 30, 2023

Domestic sales accounted for 88.8% and 75.5% of the revenues for the nine months ended September 30, 2024 and 2023, respectively. Domestic unit sales increased 10.7% while domestic revenues decreased 3.8% primarily due to the mix of products sold. This decline in revenues was largely driven by a decrease in the average selling price, mainly resulting from increased sales of EasyPoint® needles, which typically have a lower average selling price. Domestic unit sales were 87.6% of total unit sales for the nine months ended September 30, 2024. International revenues decreased approximately 62.6% predominately due to fewer international vaccination-related sales. Overall unit sales decreased 16.1%. There is uncertainty as to the timing of future international orders.

Cost of manufactured product remained largely consistent, with a slight increase of 4.4%. This change was primarily driven by a decrease in the volume of units sold, partially offset by higher period costs associated with increased domestic production activities.

Operating expenses decreased 5.7% from the prior year. This is substantially due to a reduction of property tax expense as a result of newly enacted property tax exemption legislation relating to medical device property. The decrease was partially offset by an increase in sales and marketing expenses.

The loss from operations was $13.9 million compared to a loss of $8.7 million for the same period last year. The increased loss was due to lower gross profit for the current period.

The unrealized gain on debt and equity securities was $1.4 million due to the increased market values of those securities.

The provision for income taxes was $8.4 million for the first nine months of 2024 as compared to a benefit for income taxes of $1.9 million in the first nine months of 2023. The year-to-date income tax provision is primarily related to fully reserving the deferred tax asset in the second quarter of 2024.

Tariffs are expected to materially increase costs in future periods.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: material changes in demand, tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer